Exhibit 3.22

CERTIFICATE OF LIMITED PARTNERSHIP

OF

_______________________

The undersigned, constituting all the general partners of, a limited partnership to be formed under the laws of the State of                                       ____________________(hereinafter called the “limited partnership”), do hereby certify that:

     1. The name of the limited partnership is                    .

     2. The address of the office required to be maintained is                    :

and the agent for service of process required to be maintained is whose address in the State of                     is:                    .

     3. The name and the business address of each general partner of the partnership are:

     4. The latest date upon which the L.P. is to dissolve is

Signed on                    ,

GENERAL PARTNER
By: